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                                                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of April 9, 1997 by and between ON'VILLAGE COMMUNICATIONS, INC., a California corporation (the "Company"), and KENT HINKSON (the "Employee"), with reference to the following facts:

                A. Employee has previously been employed by Network Publishing, Inc. ("NPI") and in such capacity has performed services for the Company pursuant to arrangements between the Company and NPI.

                B. Effective as of the date of this Agreement and pursuant to an understanding among the Company, NPI and Employee, Employee has terminated his employment with NPI and is entering into employment by the Company pursuant to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

        1. Term. The Company hereby employs Employee, and Employee hereby accepts employment, on the terms and conditions of this Agreement. The term of Employee's employment shall commence on the date of this Agreement, and shall continue until terminated as provided in this Agreement.

        2.      Duties and Place of Employment.

                (a) Duties. Employee agrees to serve the Company in the position of Director of Technology. Employee's duties shall include those of similar employees for a company similar to the Company and such other reasonable duties as are specified by the officers or Board of Directors of the Company from time to time. During the term of this Agreement, Employee will devote substantially full time to, and use his best efforts to advance the business and welfare of the Company.

                (b) Place of Employment. Employee shall perform his services hereunder at Orem, Utah, other suitable locations or at NPI or Provo, Utah, provided Employee shall be available from time to time for short-term visits to the Company's headquarters in California or such other place as it may be located during the term of this Agreement. Employee will be available upon reasonable request to travel for Company business when requested.

                1.      Salary and Benefits.

                (a) Salary. For the first 12 months of this Agreement, Company shall pay Employee a salary at the annual rate of $70,000.00 per year, payable biweekly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. For each successive 12-month period of this

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Agreement, Employee's salary shall be increased as deemed appropriate by the
Board of Directors of the Company, but in no event shall such increases be less than increases in the cost of living for such period, as reasonably determined by the Board of Directors.

                (b) Vacations. Employees shall be entitled to 3 weeks paid vacation during each 12-months of the term of this Agreement. Any unused pro-rata portion of his annual paid vacation shall be paid to Employee upon termination of his employment for any reason. Employee shall not be entitled to any carryover of unused vacation from year to year.

                (c) Annual Bonus, Incentive, Savings and Retirement Plans. Employee shall be entitled to bonuses after the 13th month of employment as deemed appropriate by the Board of Directors in its discretion. Employee shall also be entitled to participate in all annual incentive plans, practices, policies and programs applicable generally to other Director Level employees of the Company.

                (d) Welfare Benefit Plans. Employee shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other Director Level employees of the Company.

                (e) Stock Option Grants. Employee shall be entitled to Stock Option Grants as outlined in a separate Stock Option Grant Agreement.

                (f) Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other Director Level employees of the Company.

                (g) Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other Director Level employees of the Company.

                (h) Incentive Compensation. During the term of this Agreement, and in certain events for the specified period after termination as specifically provided elsewhere in this Agreement, Employee shall be paid additional compensation (herein the "Incentive Compensation"), equal to one percent (1%) of the Company's "Net Revenues" (as hereinafter defined). The Incentive Compensation shall be calculated for each calendar quarter (or portion thereof), and shall be paid to Employee within thirty (30) days after the end of each calendar quarter. For purposes hereof, "Net Revenues" shall be determined in accordance with generally accepted accounting principles as applied to the Company by its independent certified public accountants in preparing financial statements for the Company from time to time. "Net Revenues" is defined as gross revenues from the Company sales less discounts and bad debts, and excludes other income such as interest earned or any other extraordinary income.

        4. Death or Disability of Employee. If employee dies or becomes disabled prior to the expiration of this Agreement, Employee's employment under this Agreement shall


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automatically terminate upon death or disability, as the case may be.
"Disability" shall mean any physical or mental illness that renders the Employee unable to perform his agreed-upon services under this Agreement for 120 consecutive days or an aggregate of 180 days, whether or not consecutive, during any consecutive 12-month period. In the event of Employee's death or disability, the amounts due him pursuant to this Agreement through the date of his death or disability, as the case may be, shall be paid to him, in the case of his disability, or, in the case of his death, to whomever he has previously designated or, in the event no such designation is made, to his estate, or to the beneficiaries of his estate.

        5. Termination for Cause. By majority vote of the Board and with ten days' prior written notice, Employee's employment under this Agreement may be terminated by Company for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

                (a) Employee's continuing repeated willful failure or refusal to perform his duties as required by this Agreement or other material breach of this Agreement, provided, that termination of Employee's employment pursuant to this subparagraph (a) shall not constitute valid termination for cause unless Employee shall have first received written notice from the Board of Directors of Company stating with specificity the nature of such failure or refusal and affording Employee at least 30 days to correct the act or omission complained of;

                (b) Gross negligence, material violation by Employee of any duty of loyalty to Company or any other material misconduct on the part of Employee, provided that termination of Employee's employment pursuant to this subparagraph (b) shall not constitute valid termination for cause unless Employee shall have first received written notice from the Board of Directors of Company stating with specificity the nature of such failure or refusal and affording Employee at least 30 days to fully correct the act or omission complained of and to indemnify the Company for any damage caused to it by such act or omission.

                (c) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved; or

                (d) Employee's commission of an act of fraud, whether prior to or subsequent to the date hereof, upon the Company.

                In the event of termination for "good cause," Employee's salary hereunder, the Incentive Compensation, and unexercised stock options shall terminate as of the last day of the month in which proper notice of his termination was given to Employee.

        6.      Other Termination.

                (a) Termination by Company. The Company may terminate this Agreement at any time without cause by giving Employee notice of termination not less than 30 days prior to the effective date of termination. In the event of termination by the


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Company without cause, Employee shall be paid his salary and shall receive any benefits to which he is otherwise entitled hereunder through the date of termination, and shall continue to receive the incentive Compensation for a period of three (3) years from the date of termination.

                (b) Termination by Employee. Employee may terminate this Agreement at any time without cause by giving Company notice of termination not less than 120 days prior to the date of termination (except in case of death or serious disability). In the event of termination by Employee, Employee shall be paid his salary and shall receive any benefits to which he is otherwise entitled hereunder through the date of termination, and shall continue to receive the incentive Compensation: (i) for a period of one year following the date of termination if the termination occurs during the first one-year term of this Agreement, (ii) for a period of two years following the date of termination if termination occurs during the second one-year term of this Agreement, and
                        (iii) for a period of three years following the date of termination if termination occurs at any time after the second anniversary of the term of this Agreement.

                (c) Post-Employment Consultation. Upon Termination by Employee, Employee shall be available to the Company, upon reasonable notice, not to exceed 20 hours per month for consultation regarding the Company's technological activities. The compensation shall be $100 per hour. The post-employment consultation period will end simultaneously with the end of the Incentive Compensation.

        7. Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during his employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). After termination of the Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it in writing. Employee acknowledges that such actions could cause irreparable harm to the Company and that the Company may obtain an injunction or other equitable relief to enforce this provision. Furthermore, upon termination of this Agreement, Employee will promptly deliver to the Company all books, memoranda, records and written data in original form of every kind relating to the business and affairs of the Company that may then be in his personal possession.

        8. Non-Compete. Employee hereby agrees that for a period commencing on the date hereof and ending one year following the termination or expiration of Employee's employment with the Company (the "Restricted Period"), except on behalf of the Company and its affiliates in accordance with this Agreement, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in

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or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly competes with the business of the Company as then conducted (the "Business") provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee and Employee's affiliates collectively do not own more than an aggregate of 5% of the stock of such corporation. Nothing in the foregoing is intended to preclude Employee from becoming involved in Internet or on-line services or businesses that do not compete with the business of the Company as then conducted.

        9. Non-Solicitation. Without limiting the generality of the provisions of Section 8 above, Employee hereby agrees that during the Restricted Period, except on behalf of the Company and its affiliates in accordance with this Agreement, Employee will not interfere with or disrupt or attempt to disrupt the Company's business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employment of the Company.

       10. Inventions. All processes, technologies and inventions relating to the Business (collectively, "Inventions"), including new contributions, improvement, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such inventions in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such inventions.

       11. Arbitration of Disputes. Either party to this Agreement may require the arbitration of any dispute arising under or in connection with any matter related to this Agreement or any related agreement. Such party may initiate or require the other party to submit to arbitration. If legal action has already commenced, the party seeking arbitration must so notify the other party in writing of such demand within twenty (20) days after the first service of process on such party. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association or, at the election of the demanding party, and other form of "alternative dispute resolution" procedure generally recognized in the State of California; e.g., a reference pursuant to California Code of Civil Procedure ("Code") Section 638 and/or reliance upon Section 1280 et. seq. of the Code. Any arbitration shall incorporate Section 1283.05 of the Code with respect to discovery matters. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the county in which the principal office of the Company is located or any other county in the State of California that may be mutually agreeable to the parties, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute


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and (3) subject to the jurisdiction of the Superior Court of the State of
California for the purpose of confirmation and enforcement of any award.

        NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE FOREGOING ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MAY POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. YOU HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.


EMPLOYEE:                               THE COMPANY:
                                        ON'VILLAGE COMMUNICATIONS, INC.

By KENT HINKSON                         By JACK TRACHT
---------------------------             ---------------------------
Kent Hinkson                            Jack Tracht
                                        Chief Executive Officer


        12.     Miscellaneous.

                12.1 Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

                12.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) Company, 848 North La Cienega Boulevard, Suite 206, Los Angeles, California 90069, Attention: President, or (b) Employee, to the address set forth below his name on the signature page hereof. Any such party may change said party's address for purposes of this Section by giving to the party



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intended to be bound thereby, in the manner provided herein, a written notice of such change.

        12.3 Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        12.4 Construction of Agreement. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California.

        12.5 Legal Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        12.6 Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

        12.7 Complete Agreement. This instrument constitutes and contains the entire agreement and understanding concerning the Employee's employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.


        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:                               THE COMPANY:

                                        ON'VILLAGE COMMUNICATIONS, INC.



   /s/ KENT HINKSON                     By   /s/ JACK TRACHT
--------------------------------           -----------------------------
Kent Hinkson                            Jack Tracht
                                        Chief Executive Officer

Address:

1095 South 890 East
--------------------------------

Orem, Utah 84091
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